UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BENCHMARK ELECTRONICS, INC.
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL CO-INVEST II L.P.
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
JEFFREY S. MCCREARY
ROBERT K. GIFFORD
BRENDAN B. SPRINGSTUBB

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Engaged Capital, LLC, together with the other participants named herein (collectively, "Engaged Capital"), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2016 annual meeting of stockholders of Benchmark Electronics, Inc. (the “Company”), a Texas corporation.

On April 18, 2016, Engaged Capital shared the following note with Institutional Shareholder Services Inc. per its request, which was prepared by an analyst at B. Riley & Co.:

“Yesterday AMC, Benchmark (BHE) issued revised preliminary proxy soliciting materials written by its activist investor, Engaged Capital.

Bottom line - We welcome and believe any change that would lead to BHE improving their working capital performance and capital allocation performance would be positively viewed by investors.  If appropriate actions are taken (which will be discussed at BHE's annual shareholder meeting on May 11th), we believe the stock could eventually trade at a premium to its Tier 2 EMS peers vs. in line (BHE and its Tier 2 EMS peers are currently trading at a P/E of 11.3x  C17).    Our $28 PT is based on 15x P/E on our C17 EPS of $1.94.

Refresher on Benchmark (BHE - $1.1b mkt cap):

*           BHE is a Tier 2 EMS supplier with 2016E (Dec.) revs expected at $2.51B (down 1% y/y).  Tier 2 EMS peers include: PLXS (Buy: $42PT), MFLX (Neutral: $23PT), KE (Buy: $16PT) & SPA (Neutral: $17PT)

*           As of the latest qtr., BHE's end market exposure is: Industrial Controls (35% of total revs), Enterprise Computing (25%), Telecom Equip (17%), Medical Devices (15%) & Test/Instrumentation (8%).

*           As close to 60% of BHE's total revs are exposed to high margin Industrial, Medical and T&I end mkts, BHE has the highest OM amongst its Tier 2 peers at 4.5% (Tier 2 peers average 3.5%-4%)

Why did Engaged Capital take a 4.7% position in BHE back in Feb. 2016?

*           Although BHE has one of the highest OMs amongst its Tier 2 peers it has one of the lowest ROIC in amongst its peers (at 9.7% vs. Tier 2 peer average at 12.4%).

*         Engaged Capital has had on/off discussions with the CEO and CFO of BHE for the past year about its 2 major concerns with BHE: 1) working capital inefficiencies, 2) poor allocation of capital (which both put a drag on ROIC & CFO - a very important metric amongst EMS suppliers).

*           Working capital inefficiencies: Although BHE's inventory turns tend to be slower than others due to their end market exposure (i.e., inventory doesn't turn as fast for medical customers like they do for computer / smartphone customers), Engaged's Capital primary concern is with BHE's poor accounts payable and accounts receivables turnover (BHE pays its suppliers faster than it is paid by its customers).  As such, BHE's cash conversion cycle (CCC) is 88 days vs. its Tier 2 peers at 73 days.  If BHE were to bring its receivables & payables in line with its closest peer (Plexus - PLXS), they could free up approx. $300m in cash.  To BHE's defense - they have provided guidance that they would like to improve their CCC by 10-15% this year (down to 74-79 days).

*           Poor Capital Allocation - In Oct. 2015, BHE acquired Secure Technology (maker of encrypted comms systems, avionic displays & military grade RF components) for $230m or about 12-14x EBITDA.  At the time, BHE was trading at 4x EBITDA.  Although mngnt said the Secure acq will be accretive (as Secure has higher OM vs. core BHE), Engaged Capital believes BHE may not reach accretion since they believe they overpaid for Secure (and BHE mngnt has not disclosed a lot of financial info to investors about the Secure acq).

*         Shareholder mtg on May 11, 2016 - At its annual shareholder mtg, Engaged Capital wants shareholders to elect three members they have nominated to BHE's board (2 of which has experience with EMS companies and working capital efficiencies).

What to do with the stock?

*           BHE is 2nd EMS supplier (SPA) being the other) that has an activist investor involved and both for the same reason - to improve working capital efficiencies and capital allocation.

*           This is b/c investors believe improvements in ROIC are highly correlated to premium stock valuations and stock price potential.

*           Specifically to BHE, we do believe there will be improvement to their working capital efficiencies - it is a matter if improvement takes place on a gradual basis (w/o activist involvement) or accelerated pace (with activist involvement).

*           Either way, we do believe the stock can work from these levels on improvement in end mkt fundamentals and continued program wins in their higher margin end mkts.”